UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 28, 2006

ABRAXIS BIOSCIENCE, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-33407	68-0389419
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11777 San Vicente Blvd., #550, Los Angeles, CA	90049
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 826-8505

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEEMENT.

On June 28, 2006, we entered into an amendment to the previously announced Asset Purchase Agreement, dated April 26, 2006 (the “Agreement”), with AstraZeneca UK Limited to acquire AstraZeneca’s U.S. anesthetics and analgesic products portfolio, which includes Diprivan® (propofol), Naropin® (ropivacaine), as well as a variety of local anesthetics including EMLA® (Eutectic Mixture of Lidocaine and Prilocaine), Xylocaine® (lidocaine), Polocaine® (mepivacaine), Nesacaine® (chloroprocaine HCl Injection, USP), Sensorcaine® (bupivacaine), and Astramorph® (morphine sulfate injection, USP). Under the revised terms of the Agreement, we paid AstraZeneca $259.2 million at closing and are obligated to pay AstraZeneca an additional $75 million on the first anniversary of closing, subject to adjustment as provided in the Agreement.

At the closing on June 28, 2006, AstraZeneca entered into an exclusive supply agreement with us under which AstraZeneca will supply these products to us for an initial term of five years from closing.

ITEM 2.01.	COMPLETION OF AN ACQUISITION OR DISPOSITION OF ASSETS

On June 28, 2006 we completed our previously announced acquisition of AstraZeneca’s U.S. anesthetics and analgesic products portfolio pursuant to the Agreement.

The purchase price for the acquisition was $259.2 million paid at closing with an additional $75 million payable on the first anniversary of the closing, subject to certain adjustments provided in the Agreement.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT

As discussed above, under the Agreement we are obligated to pay AstraZeneca $75 million on the first anniversary of the closing, subject to certain adjustments provided in the Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXIS BIOSCIENCE, INC.

Date: June 29, 2006	By:	/s/ Ronald E. Pauli
Ronald E. Pauli
Chief Financial Officer